Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces First Quarter Results

SYKESVILLE, MD – April 20, 2016 – Carroll Bancorp, Inc. (the “Company”) (OTCQB: CROL), the parent company of Carroll Community Bank (the “Bank”), today announced quarterly net income of $70,000, or $0.07 per diluted common share, for the quarter ended March 31, 2016 compared to $55,000, or $0.07 per diluted common share, for the quarter ended March 31, 2015.

Total assets grew to $155.1 million at March 31, 2016, an increase of $3.8 million and $34.9 million, respectively compared to December 31, 2015 and March 31, 2015. Loans decreased slightly, by $281,000, as residential mortgage loans declined by $3.9 million, mostly offset by commercial loans increasing by $3.8 million. Total loan originations for the period amounted to $6.2 million during the quarter ending March 31, 2016. Deposits decreased by $1.2 million during the three months ending March 31, 2016. The decrease was attributable to a reduction in the Bank’s reliance on brokered deposits as brokered deposits decreased by $8.2 million while core deposits increased by $7.0 million. In addition, non-interest and interest bearing checking balances increased by $3.0 million to $19.8 million, or 17.9%, at March 31, 2016 compared to December 31, 2015. We continue to focus our efforts on growing our core deposit base of relationship based deposit accounts.

Net interest income was $1.2 million for the three months ended March 31, 2016, an increase of 21.5% compared to the same period last year, as a $290,000 increase in interest income was partially offset by a $70,000 increase in interest expense. Noninterest income increased by $36,000 for the three months ended March 31, 2016 compared to the same period in 2015, primarily due to implementation of a new secondary market loan program with the Federal Home Loan Bank resulting in gains of $28,000 during the quarter ending March 31, 2016. Noninterest expenses increased by $238,000 for the three months ended March 31, 2016 compared to the same period in 2015. This was a result of increased operating expenses related to the personnel and facilities infrastructure put in place to expand our market into the Washington Metropolitan market, along with supplementing our Carroll County branch locations with experienced staff made available following the acquisition of Susquehanna Bank by BB&T in 2015.

Nonperforming loans and assets were $143,000 and $342,000, respectively at March 31, 2016 compared to $0 and $199,000 at December 31, 2015. Our past due loans remained flat at $1.7 million for March 31, 2016 and December 31, 2015.

“We are pleased with our progress in developing business in the Washington Metropolitan market and our Bethesda branch continues to experience strong growth in loan originations and deposit balances and accounts. In addition, our Carroll County market has experienced strong deposit growth resulting from the addition of our new management personnel as a result of the Susquehanna-BB&T merger.” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO, at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in Eldersburg, Westminster and Bethesda, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.

Financial Highlights

	At March 31,	At December 31,	At March 31,
(Dollars in thousands)	2016	2015	2015
Selected Financial Condition Data:	(unaudited)	(audited)	(unaudited)
Total assets	$155,139	$151,337	$120,236
Total loans	129,053	129,334	98,667
Allowance for loan losses	938	901	761
Deposits	120,869	122,101	94,678
Federal Home Loan Bank advances	17,500	12,500	9,500
Total stockholders' equity	16,407	16,293	15,802

Asset Quality Ratios:
Allowance for loan losses to total loans	0.73%	0.70%	0.77%
Nonperforming loans to total loans	0.11%	0.00%	0.15%
Nonperforming assets to total assets	0.22%	0.13%	0.17%

Capital Ratios (bank level):
Total capital to risk-weighted assets	15.82%	15.98%	19.13%
Tier 1 capital to risk weighted assets	14.93%	15.11%	18.23%
Tier 1 capital to average assets	10.28%	9.95%	13.00%
Tangible equity to tangible assets	10.19%	10.37%	12.83%

(unaudited)	For the Three Months Ended March 31,
( Dollars in thousands, except per share data)	2016	2015	Variance
Selected Operating Data:
Interest and dividend income	$1,470	$1,180	$290
Interest expense	226	156	70
Net interest income	1,244	1,024	220
Provision for loan losses	30	29	1
Net interest income after provision for loan losses	1,214	995	219
Noninterest income	80	44	36
Noninterest expense	1,194	956	238
Income before income tax expense	100	83	17
Income tax expense	30	28	2
Net income	$70	$55	$15
Basic earnings per share	$0.07	$0.07	$-
Diluted earnings per share	$0.07	$0.07	$-

Select Financial Ratios (unaudited):
Return on average assets	0.18%	0.19%
Return on average equity	1.71%	1.53%
Interest rate spread	3.30%	3.59%
Net interest margin	3.40%	3.69%
Efficiency ratio	90.21%	89.54%
Noninterest expense to average assets	3.13%	3.28%
Average interest-earning assets to average interest-bearing liabilities	115.33%	117.51%